Exhibit 12.1

SONFIELD & SONFIELD A Professional Corporation

LEON SONFIELD (1865-1934) GEORGE M. SONFIELD (1899-1967) ROBERT L. SONFIELD (1893-1972) _________________ FRANKLIN D. ROOSEVELT, JR. (1914-1988)	ATTORNEYS AT LAW 2500 WILCREST DRIVE, 3RD FLOOR HOUSTON, TEXAS 77042-2754 WWW.SONFIELD.COM TELECOPIER (713) 877-1547 ____ TELEPHONE (713) 877-8333	ROBERT L. SONFIELD, JR. Managing Director robert@sonfield.com Jennifer Abney Legal Assistant jennifer@sonfield.com

December 17, 2021

Raadr, Inc.

7950 E. Redfield Rd

Unit 210

Scottsdale, AZ 85260

Re: Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

In our capacity as counsel to Raadr, Inc., a Nevada corporation (“Issuer”), we have been asked to render our opinion with respect to the proposed unregistered public offering of up to, 6,250,000,000 shares of the common stock, $0.0001 par value per share (“Common Stock”), of the Company relying on the exemption from registration in Section 3(b) of the Securities A of 1933 and Regulation A thereunder along with an Offering Statement Supplement on Form 253G2 and Rule 253(g)(2) thereunder to be filed with the Securities and Exchange Commission on or about December 17, 2021.

In rendering this opinion, we have reviewed and examined originals or copies identified to our satisfaction of the following:

•Articles of Incorporation, of the Company as filed with the Secretary of State of Nevada;

•By-laws of the Company;

•Corporate resolutions of the Board of Directors of the Company authorizing the offering;

•The Offering Statement on Form 1-A and the Offering Circular Supplement as a part thereof; and

•The other exhibits to the Offering Statement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Offering Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 6,250,000,000 shares of common stock that are issuable and being offered by the Company will be legally issued, fully paid and non-assessable when subscribed and issued under the Offering Circular Supplement, pursuant to the laws of the State of New York and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Offering Statement and to the use of my name under the caption “Legal Matters” in the offering circular constituting a part thereof.

Yours very truly,

/s/ Robert L. Sonfield, Jr.

Robert L. Sonfield, Jr.

Managing Director